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                                                                Exhibit I



       Statement of Soros Fund Management LLC Issued on February 20, 1997

                  Soros Fund Management has observed statements and implications in the financial press that Soros Fund Management is seeking Mr. Dean Buntrock to step down as Chairman of the Board of WMX. These press reports do not accurately represent the position of Soros Fund Management.

                  If the Board of WMX is appropriately strengthened, Soros Fund Management has no objection to Mr. Buntrock's continuing his position of Chairman of the WMX Board.

                  Soros Fund Management has not authorized any other person or firm to speak on its behalf.